      As filed with the Securities and Exchange Commission on June 13, 2001
                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             LYNX THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                          94-3161073
(State or other jurisdiction of                  (I.R.S. Employer Identification
 incorporation or organization)                                 No.)

                             25861 INDUSTRIAL BLVD.,
                                HAYWARD, CA 94545
                                 (510) 670-9300
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                EDWARD C. ALBINI
                             CHIEF FINANCIAL OFFICER
                             LYNX THERAPEUTICS, INC.
                             25861 INDUSTRIAL BLVD.
                            HAYWARD, CALIFORNIA 94545
                                 (510) 670-9300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   Copies to:
                              JAMES C. KITCH, ESQ.
                              GIANNA M. BOSKO, ESQ.
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

                              ---------------------

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the Prospectus is expected to be made pursuant Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
------------------------------ ---------------- ------------------------- -------------------------- --------------
TITLE OF CLASS OF SECURITIES     AMOUNT TO BE       PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
      TO BE REGISTERED            REGISTERED            OFFERING                  AGGREGATE          REGISTRATION
                                      (1)          PRICE PER SHARE (2)       OFFERING PRICE (2)           FEE
------------------------------ ---------------- ------------------------- -------------------------- --------------
Common Stock, $0.01 par value  2,164,434 shares             $8.49                $18,376,044.66           $4,595
------------------------------ ---------------- ------------------------- -------------------------- --------------

(1) Also includes additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant's common stock on June 8, 2001 as reported on the Nasdaq National Market.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE THAT THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 13, 2001





                                2,164,434 SHARES

                             LYNX THERAPEUTICS, INC.

                                  COMMON STOCK



    The selling stockholders listed on page 12 are offering up to 2,164,434 shares of Lynx Therapeutics, Inc. common stock, which includes 432,884 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. The selling stockholders purchased the shares and the warrants from Lynx in a private placement in May 2001. Lynx will not receive any proceeds from the sale of the shares by the selling stockholders.

    Our common stock trades on the Nasdaq National Market under the symbol LYNX. On June 12, 2001, the last reported sale price of our common stock was $7.17 per share.

    We will not be paying any underwriting discounts or commissions in this offering.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




_______ __, 2001.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
LYNX .................................................................       3

RISK FACTORS .........................................................       4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS .................      10

WHERE YOU CAN FIND MORE INFORMATION ABOUT LYNX AND THIS OFFERING .....      11

USE OF PROCEEDS ......................................................      11

SELLING STOCKHOLDERS .................................................      12

PLAN OF DISTRIBUTION .................................................      13

LEGAL MATTERS ........................................................      14

EXPERTS ..............................................................      14






------------

Lynx, MPSS(TM), Megaclone(TM), Megasort(TM), Megatype(TM), Protein ProFiler(TM) and the Lynx logo are some of Lynx Therapeutics, Inc.'s trademarks and service marks. Other trademarks, trade names and service marks referred to in this prospectus are the property of their respective owners.





                                       2.

                                      LYNX

        Lynx Therapeutics, Inc. is a leader in the development and application of novel technologies for the discovery of gene expression patterns and genomic variations important to the pharmaceutical, biotechnology and agricultural industries. These technologies are based on Megaclone, Lynx's unique and proprietary cloning procedure. Megaclone transforms a sample containing millions of DNA molecules into one made up of millions of micro-beads, each of which carries approximately 100,000 copies of one of the DNA molecules in the sample. Based on Megaclone, Lynx has developed a suite of applications that has the potential to enhance the pace, scale and quality of genomics and genetics research programs. Currently, our principal collaborators and customers are BASF AG, E.I. DuPont de Nemours and Company, Aventis CropScience GmbH, Oxagen Limited, Hybrigenics S.A., Genomics Collaborative Inc., Molecular Engines Laboratories S.A., the Institute of Molecular and Cell Biology, Phytera, Inc., Celera Genomics, AstraZeneca, UroGene S.A., GenoMar ASA and AniGenics, Inc. Additionally, we have provided a license for the use of certain of our technologies to Takara Shuzo Co. Ltd.

        Lynx was incorporated in Delaware in February 1992. Our executive offices are located at 25861 Industrial Boulevard, Hayward, California 94545, and our telephone number is (510) 670-9300. In this prospectus, "Lynx," "we," "us" and "our" refer to Lynx Therapeutics, Inc., unless the context otherwise requires.


                               RECENT DEVELOPMENTS

        On May 24, 2001, we sold 1,747,248 newly issued shares of our common stock at a purchase price of $6.37 per share and warrants to purchase up to 436,808 shares of our common stock at an exercise price of $9.2011 per share to seven investors, six of which comprise the selling stockholders in this offering, for an aggregate purchase price of approximately $11,129,970.



                                       3.

                              RISK FACTORS

        You should carefully consider the following risk factors, in additional to other information included or incorporated by reference in this prospectus, before making an investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

OUR TECHNOLOGIES ARE NEW AND UNPROVEN AND MAY NOT ALLOW US OR OUR COLLABORATORS TO IDENTIFY GENES OR TARGETS FOR DRUG DISCOVERY.

        Our technologies are new and unproven. The application of these technologies is in too early a stage to determine whether it can be successfully implemented. These technologies assume that information about gene expression and gene sequences may enable scientists to better understand complex biological processes. Relatively few therapeutic products based on gene discoveries have been successfully developed and commercialized. Our technologies may not enable us or our collaborators to identify genes or targets for drug discovery. To date, no targets for drug discovery have been identified based on our technologies.

WE ARE DEPENDENT ON OUR COLLABORATIONS AND WILL NEED TO FIND ADDITIONAL COLLABORATORS IN THE FUTURE TO DEVELOP AND COMMERCIALIZE DIAGNOSTIC OR THERAPEUTIC PRODUCTS.

        Our strategy for the development and commercialization of our technologies and potential products includes entering into collaborations, subscription arrangements or licensing arrangements with pharmaceutical, biotechnology and agricultural companies. We do not have the resources to develop or commercialize diagnostic or therapeutic products on our own. We cannot assure you that we will be able to negotiate additional collaborative arrangements or contracts on acceptable terms, or at all, or that such collaborations or relationships will be successful.

        Substantially all of our revenues have been derived from corporate collaborations and agreements. Revenues from collaborations and related agreements depend upon continuation of the collaborations, the achievement of milestones and royalties derived from future products developed from our research and technologies. If we are unable to successfully achieve milestones or our collaborators fail to develop successful products, we will not earn the revenues contemplated under such collaborative agreements. If existing agreements are not renewed, or if we are unable to enter into new collaborative agreements on commercially acceptable terms, our revenues may decrease, and our activities may fail to lead to commercialized products.

        Our dependence on collaborative arrangements with third parties subjects us to a number of risks. We have limited or no control over the resources that our collaborators may choose to devote to our joint efforts. Our collaborators may breach or terminate their agreements with us or fail to perform their obligations thereunder. Further, our collaborators may elect not to develop products arising out of our collaborative arrangements or may fail to devote sufficient resources to the development, manufacture, marketing or sale of such products. Some of our collaborators could also become our competitors in the future. Our business could be harmed if our collaborators:

    -   do not develop commercially successful products using our technologies;

    -   develop competing products;

    -   preclude us from entering into collaborations with their competitors;

    -   fail to obtain necessary regulatory approvals; or

    -   terminate their agreements with us.

WE ARE AN EARLY STAGE COMPANY, SO OUR PROFITABILITY IS UNCERTAIN, AND THERE IS A HIGH RISK OF FAILURE.

        You must evaluate us in light of the uncertainties and complexities affecting an early stage genomics company. Our products and services are still in the early stages of commercialization. Our technologies depend on



                                       4.

the successful integration of independent technologies, each of which has its own development risks. We cannot assure you that our technologies will continue to be successfully developed, that our services will continue to be sought by customers or that any products developed from our technologies will prove to be commercially successful. Further, we cannot assure you that we will be successful in expanding the scope of our research into new areas of pharmaceutical, biotechnology or agricultural research. Significant research and development, financial resources and personnel will be required to capitalize on our technologies. Commercialization of our technologies, whether through the sales of services, royalties or other arrangements, may not generate sufficient or sustainable revenues to enable us to be profitable.

WE HAVE A HISTORY OF NET LOSSES. WE EXPECT TO CONTINUE TO INCUR NET LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

        We have incurred net losses each year since our inception in 1992, including net losses of approximately $4.3 million in 1998, $6.7 million in 1999 and $13.3 million in 2000. As of March 31, 2001, we had an accumulated deficit of approximately $72.3 million. We expect these losses to continue for at least the next several years. The size of these net losses will depend, in part, on the rate of growth, if any, in our revenues and on the level of our expenses. Our research and development expenditures and general and administrative costs have exceeded our revenues to date, and we expect research and development expenses to increase due to planned spending for ongoing technology development and implementation, as well as new applications. As a result, we will need to generate significant additional revenues to achieve profitability. Even if we do increase our revenues and achieve profitability, we may not be able to sustain profitability.

        Our ability to generate revenues and achieve profitability is dependent on many factors, including:

    - our ability to enter into additional corporate collaborations and agreements;

    -   our ability to discover genes and targets for drug discovery;

    - our collaborators' ability to develop diagnostic and therapeutic products from our drug discovery targets; and

    - the successful clinical testing, regulatory approval and commercialization of such products.

The time required to reach profitability is highly uncertain, and we cannot assure you that we will be able to achieve profitability on a sustained basis, if at all.

WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US.

        We have invested significant capital in our infrastructure and in our scientific and business development activities. We expect our capital and operating expenditures to increase over the next several years as we expand our operations. Our future capital requirements will depend on many factors, including:

    - the progress and scope of our collaborative and independent research and development projects;

    -   payments received under collaborative agreements;

    -   our ability to establish and maintain collaborative arrangements;

    - the progress of the development and commercialization efforts under our collaborations and corporate agreements;

    - the costs associated with obtaining access to samples and related information; and

    - the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights.

        Changes to our current operating plan may require us to consume available capital resources significantly sooner than we expect. We may be unable to raise sufficient additional capital when we need it, on favorable terms, or at all. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. The sale of equity or convertible debt securities in the future would be dilutive to our stockholders. If we are



                                       5.

unable to obtain adequate funds on reasonable terms, we may be required to curtail operations significantly or to obtain funds by entering into financing or collaborative agreements on unattractive terms.

OUR REVENUES DEPEND ON A SMALL NUMBER OF COLLABORATORS AND CUSTOMERS.

        To date, we have received a significant portion of our revenues from a small number of collaborators and customers. For the three-months ended March 31, 2001, revenues from four collaborators and customers accounted for 36%, 25%, 19% and 10% of our total revenues. For the three-months ended March 31, 2000, revenues from three collaborators and customers accounted for 46%, 31% and 23% of our total revenues. Our operating results may be harmed, if we lose one of these collaborators or customers and we are not able to attract new collaborators or customers.

WE DEPEND ON A SOLE SUPPLIER TO MANUFACTURE FLOW CELLS USED IN OUR MPSS TECHNOLOGY.

        The flow cells used in our MPSS technology are obtained from a single supplier. Our reliance on outside vendors generally, and this sole supplier in particular, involves several risks, including:

    - the inability to obtain an adequate supply of required components due to manufacturing capacity constraints, a discontinuance of a product by a third-party manufacturer or other supply constraints;

    -   reduced control over quality and pricing of components; and

    -   delays and long lead times in receiving materials from vendors.

THE GENOMICS INDUSTRY IS INTENSELY COMPETITIVE AND EVOLVING RAPIDLY, AND OUR COMPETITORS MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAKE OURS OBSOLETE.

        The biotechnology industry is highly fragmented and is characterized by rapid technological change. In particular, the area of genomics research is a rapidly evolving field. Competition among entities attempting to identify genes associated with specific diseases and to develop products based on such discoveries is intense. Many of our competitors have substantially greater research and product development capabilities and financial, scientific, and marketing resources than we do.

        We face, and will continue to face, competition from pharmaceutical, biotechnology and agricultural companies, as well as academic research institutions, clinical reference laboratories and government agencies. Some of our competitors:

    - are attempting to identify and patent randomly sequenced genes and gene fragments;

    - are pursuing a gene identification, characterization and product development strategy based on positional cloning; and

    - are using a variety of different gene expression analysis methodologies, including the use of chip-based systems, to attempt to identify disease-related genes.

        In addition, numerous pharmaceutical, biotechnology and agricultural companies are developing genomic research programs, either alone or in partnership with our competitors. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Rapid technological development by others may result in our technologies and future products becoming obsolete.

        Any products that are developed through our technologies will compete in highly competitive markets. Our competitors may be more effective at using their technologies to develop commercial products. Further, we cannot assure you that our competitors will not obtain intellectual property rights that would limit the use of our technologies or the ability to commercialize diagnostic or therapeutic products using our technologies. As a result, our competitors may be able to more easily develop technologies and products that would render our technologies and products, and those of our collaborators, obsolete and noncompetitive.



                                       6.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES, THIRD PARTIES MAY BE ABLE TO USE OUR TECHNOLOGY, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

        Our success depends in part on our ability to obtain patents and maintain adequate protection of the intellectual property related to our technologies and products. The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting and defending their proprietary rights in foreign jurisdictions. We have applied and will continue to apply for patents covering our technologies, processes and products as and when we deem appropriate. However, these applications may be challenged or may fail to result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patents. In addition, our patents may be challenged or invalidated or fail to provide us with any competitive advantage.

        We also rely on trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information and trade secrets, but these measures may not provide adequate protection. While we seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants, we cannot assure you that our proprietary information will not be disclosed or that we can meaningfully protect our trade secrets. In addition, our competitors may independently develop substantially equivalent proprietary information or may otherwise gain access to our trade secrets, which could adversely affect our ability to compete in the market.

LITIGATION OR THIRD-PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT COULD REQUIRE US TO SPEND SUBSTANTIAL TIME AND MONEY AND ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR TECHNOLOGIES AND PRODUCTS.

        Our commercial success depends in part on our ability to avoid infringing patents and proprietary rights of third parties and not breaching any licenses that we have entered into with regard to our technologies. Other parties have filed, and in the future are likely to file, patent applications covering genes, gene fragments, the analysis of gene expression and the manufacture and use of DNA chips. We intend to continue to apply for patent protection for methods relating to gene expression and for the individual disease genes and drug discovery targets we discover. If patents covering technologies required by our operations are issued to others, we may have to rely on licenses from third parties. We cannot assure you that such licenses will be available on commercially reasonable terms, or at all.

        Third parties may accuse us of employing their proprietary technology without authorization. In addition, third parties may obtain patents that relate to our technologies and claim that use of such technologies infringes these patents. Regardless of their merit, such claims could require us to incur substantial costs, including the diversion of management and technical personnel, in defending ourselves against any such claims or enforcing our patents. In the event that a successful claim of infringement is brought against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any of these licenses could adversely affect our ability to develop and commercialize our technologies and products.

WE HAVE LIMITED EXPERIENCE IN SALES AND MARKETING AND THUS MAY BE UNABLE TO FURTHER COMMERCIALIZE OUR TECHNOLOGIES AND PRODUCTS.

        Our ability to achieve profitability depends on attracting collaborators and customers for our technologies and products. There are a limited number of pharmaceutical, biotechnology and agricultural companies that are potential collaborators and customers for our technologies and products. To market our technologies and products, we must develop a sales and marketing group with the appropriate technical expertise. We may not be able to build such a sales force. We cannot assure you that our sales and marketing efforts will be successful or that our technologies and products will gain market acceptance.



                                       7.

OUR SALES CYCLE IS LENGTHY, AND WE MAY SPEND CONSIDERABLE RESOURCES ON UNSUCCESSFUL SALES EFFORTS OR MAY NOT BE ABLE TO ENTER INTO AGREEMENTS ON THE SCHEDULE WE ANTICIPATE.

        Our ability to obtain collaborators and customers for our technologies and products depends in significant part upon the perception that our technologies and products can help accelerate their drug discovery and genomics efforts. Our sales cycle is typically lengthy because we need to educate our potential collaborators and customers and sell the benefits of our products to a variety of constituencies within such companies. In addition, we may be required to negotiate agreements containing terms unique to each collaborator or customer. We may expend substantial funds and management effort with no assurance that we will successfully sell our technologies and products. Actual and proposed consolidations of pharmaceutical companies have negatively affected, and may in the future negatively affect, the timing and progress of our sales efforts.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

        We expect to continue to experience significant growth in the number of our employees and the scope of our operations. This growth may place a significant strain on our management and operations. As our operations expand, we expect that we will need to manage additional relationships with various collaborators and customers, suppliers and other third parties. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to manage this growth effectively, our business may be harmed.

THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR THE GROWTH OF OUR BUSINESS.

        We are highly dependent on the principal members of our management and scientific staff. The loss of any of these persons' services might adversely impact the achievement of our objectives and the continuation of existing collaborations. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. There is currently a shortage of skilled executives and employees with technical expertise, and this shortage is likely to continue. As a result, competition for skilled personnel is intense and turnover rates are high. Competition for experienced scientists from numerous companies, academic and other research institutions may limit our ability to attract and retain such personnel. We are dependent on our President and Chief Executive Officer, Norman J.W. Russell, Ph.D., the loss of whose services could have a material adverse effect on our business.

WE USE HAZARDOUS CHEMICALS AND RADIOACTIVE AND BIOLOGICAL MATERIALS IN OUR BUSINESS. ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

        Our research and development processes involve the controlled use of hazardous materials, including chemicals and radioactive and biological materials. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

ETHICAL, LEGAL AND SOCIAL ISSUES MAY LIMIT THE PUBLIC ACCEPTANCE OF, AND DEMAND FOR, OUR TECHNOLOGIES AND PRODUCTS.

        Our collaborators and customers may seek to develop diagnostic products based on genes we discover. The prospect of broadly available gene-based diagnostic tests raises ethical, legal and social issues regarding the appropriate use of gene-based diagnostic testing and the resulting confidential information. It is possible that discrimination by third-party payors, based on the results of such testing, could lead to the increase of premiums by such payors to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to individuals showing unfavorable gene expression profiles. Similarly, employers could discriminate against employees with gene expression profiles indicative of the potential for high disease-related costs and lost



                                       8.

employment time. Finally, government authorities could, for social or other purposes, limit or prohibit the use of such tests under certain circumstances. We cannot assure you that ethical, legal and social concerns about genetic testing and target identification will not adversely affect market acceptance of our technologies and products.

        Although our technology is not dependent on genetic engineering, genetic engineering plays a prominent role in our approach to product development. The subject of genetically modified food has received negative publicity, which has aroused public debate. Adverse publicity has resulted in greater regulation internationally and trade restrictions on imports of genetically altered agricultural products. Public attitudes may be influenced by claims that genetically engineered products are unsafe for consumption or pose a danger to the environment. Such claims may prevent genetically engineered products from gaining public acceptance. The commercial success of our future products may depend, in part, on public acceptance of the use of genetically engineered products, including drugs and plant and animal products.

IF WE DEVELOP PRODUCTS WITH OUR COLLABORATORS, AND IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE COULD FACE SUBSTANTIAL LIABILITIES THAT EXCEED OUR RESOURCES.

        We may be held liable if any product we develop with our collaborators causes injury or is otherwise found unsuitable during product testing, manufacturing, marketing or sale. Although we have general liability and product liability insurance, this insurance may become prohibitively expensive or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or to otherwise protect us against potential product liability claims could prevent or inhibit the commercialization of products developed with our collaborators.

HEALTHCARE REFORM AND RESTRICTIONS ON REIMBURSEMENTS MAY LIMIT OUR RETURNS ON DIAGNOSTIC OR THERAPEUTIC PRODUCTS THAT WE MAY DEVELOP WITH OUR COLLABORATORS.

        If we are successful in validating targets for drug discovery, products that we develop with our collaborators based on those targets may include diagnostic or therapeutic products. The ability of our collaborators to commercialize such products may depend, in part, on the extent to which reimbursement for the cost of these products will be available from government health administration authorities, private health insurers and other organizations. In the U.S., third-party payors are increasingly challenging the price of medical products and services. The trend towards managed healthcare in the U.S., legislative healthcare reforms and the growth of organizations such as health maintenance organizations that may control or significantly influence the purchase of healthcare products and services, may result in lower prices for any products our collaborators may develop. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and we cannot assure you that adequate third-party coverage will be available to enable our collaborators to maintain price levels sufficient to realize an appropriate return on their investment in research and product development.

OUR FACILITIES ARE LOCATED NEAR KNOWN EARTHQUAKE FAULT ZONES, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER CATASTROPHIC DISASTER COULD CAUSE DAMAGE TO OUR FACILITIES AND EQUIPMENT, WHICH COULD REQUIRE US TO CEASE OR CURTAIL OPERATION.

        Our facilities are located near known earthquake fault zones and are vulnerable to damage from earthquakes. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facilities would be seriously, or potentially completely, impaired. In addition, the unique nature of our research activities could cause significant delays in our programs and make it difficult for us to recover from a disaster. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions. Accordingly, an earthquake or other disaster could materially and adversely harm our ability to conduct business.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE.

        The trading price of our common stock is subject to significant fluctuations. The market prices of the common stock of many publicly held, early stage biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. In addition, the securities markets have from time to time experienced



                                       9.

significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The following factors and events may have a significant and adverse impact on the market price of our common stock:

    -   fluctuations in our operating results;

    - announcements of technological innovations or new commercial products by us or our competitors;

    -   release of reports by securities analysts;

    -   developments or disputes concerning patent or proprietary rights;

    - developments in our relationships with current or future collaborators or customers; and

    -   general market conditions.

Many of these factors are beyond our control. These factors may cause a decrease in the market price of our common stock, regardless of our operating performance.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY, EITHER OF WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

        Under our certificate of incorporation, our board of directors has the authority, without further action by the holders of our common stock, to issue 2,000,000 additional shares of preferred stock from time to time in series and with preferences and rights as it may designate. These preferences and rights may be superior to those of the holders of our common stock. For example, the holders of preferred stock may be given a preference in payment upon our liquidation or for the payment or accumulation of dividends before any distributions are made to the holders of common stock.

        Although we have no present intention to authorize or issue any additional series of preferred stock, any authorization or issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The preferred stock may have other rights, including economic rights senior to those of our common stock, and, as a result, an issuance of additional preferred stock could adversely affect the market value of our common stock. Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

RECENT PRONOUNCEMENTS COULD IMPACT OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for the year ending December 31, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS 133 on January 1, 2001 had no material effect on the financial statements, since we currently do not invest in derivative instruments and engage in hedging activities.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions,



                                      10.

identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.



        WHERE YOU CAN FIND MORE INFORMATION ABOUT LYNX AND THIS OFFERING

        You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

        We have filed with the SEC a resale registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

        The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

        1.      Our Annual Report on Form 10-K for the year ended December 31,
                2000;

        2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

        3. The description of our common stock set forth in our registration statement on Form 10 (No. 0-22570), as amended, filed with the SEC pursuant to the Exchange Act on October 5, 1993.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Lynx Therapeutics, Inc., Attention: Investor Relations, 25861 Industrial Boulevard, Hayward, California 94545, telephone: (510) 670-9300; email: investor_information@lynxgen.com.



                                 USE OF PROCEEDS

        The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the accounts of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock.



                                      11.

                              SELLING STOCKHOLDERS

        We issued 1,747,248 shares of our common stock, and warrants to purchase up to 436,808 shares of our common stock, to seven investors in a private placement transaction. We are registering the 2,164,434 shares covered by this prospectus on behalf of the six selling stockholders named in the table below. One investor has waived its rights to register its 19,622 shares of common stock under this prospectus. We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

        The following table sets forth the name of each selling stockholder, the number of shares owned by it, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholder after this offering is completed. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that a selling stockholder may offer under this prospectus, and assumes the exercise of all the common stock warrants. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. Unless otherwise noted, none of the share amounts set forth below represents more than 1% of our outstanding stock as of May 24, 2001, adjusted as required by rules promulgated by the SEC. The percentages of shares owned prior to the offering are based on 13,849,637 shares of our common stock outstanding, giving effect to the sale of 1,747,248 shares to the seven investors in the private placement and assuming the exercise of all the common stock warrants.

                                                   SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                                      OWNED PRIOR TO                                  OWNED AFTER
                                                        OFFERING(1)             NUMBER OF             OFFERING(2)
                                                 -----------------------      SHARES BEING         ------------------
NAME                                               NUMBER        PERCENT         OFFERED           NUMBER     PERCENT
----                                             ---------       -------        ---------          ------     -------
HBK Master Fund L.P. (3) ...............         1,324,567         9.6%         1,324,567               0         0
   c/o HBK Investments L.P.
   300 Crescent Circle, Suite 700
   Dallas, TX 75201

First Investors Holding Co., Inc. (4) ..           392,463         2.8%           392,463               0         0
   c/o Cavallo Capital Corp.
   660 Madison Avenue, 18th Floor
   New York, NY 10021

Halifax Fund, L.P. (5) .................           392,463         2.8%           392,463               0         0
   c/o The Palladin Group, L.P.
   195 Maplewood Avenue
   Maplewood, NJ 07040

Craig C. Taylor (6) ....................           437,158         3.2%            49,057         388,101         2.8%

Frederick D. Baron (7) .................             3,923           *              3,923               0         0

John Michael Traynor (8) ...............             1,961           *              1,961               0         0



                                      12.

----------

(1) The warrants issued to the selling stockholders prohibit the holder thereof from exercising the warrant to the extent that such exercise would result in the holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of the outstanding shares of Lynx common stock following such exercise. Such restrictions may be waived by the holder of the warrants as to itself upon not less than 61 days notice to us. However, the 9.999% limitation would not prevent the selling stockholders from acquiring and selling in excess of 9.999% of our common stock through a series of acquisitions and sales under the warrants.

(2)  Assumes the sale of all shares offered hereby.

(3) Includes 264,913 shares of common stock issuable upon exercise of warrants that were purchased in the private placement.

(4) Includes 78,492 shares of common stock issuable upon exercise of warrants that were purchased in the private placement.

(5) Includes 78,492 shares of common stock issuable upon exercise of warrants that were purchased in the private placement.

(6) Includes 13,997 shares of common stock held by Mr. Taylor, 10,000 shares of common stock issuable upon exercise of stock options held by Mr. Taylor that are exercisable within 60 days of May 24, 2001 and 9,811 shares of common stock issuable upon the exercise of warrants that were purchased in the private placement. Also includes 364,104 shares of common stock held by Asset Management Associates 1989 L.P. ("Asset 1989 L.P."). Mr. Taylor is a general partner of AMC Partners 89, which is the general partner of Asset 1989 L.P. Mr. Taylor shares the power to vote and control the disposition of shares held by Asset 1989 L.P. and, therefore, may be deemed to be the beneficial owner of such shares. Mr. Taylor disclaims beneficial ownership of such shares, except to the extent of his pro-rata interest therein. Mr. Taylor was elected Chairman of the Board of Directors of Lynx in December 2000 and has served as a director of Lynx since March 1994.

(7) Includes 784 shares of common stock issuable upon the exercise of warrants that were purchased in the private placement. Mr. Baron is a partner of Cooley Godward LLP, legal counsel to Lynx.

(8) Includes 392 shares of common stock issuable upon the exercise of warrants that were purchased in the private placement. Mr. Traynor is a partner of Cooley Godward LLP, legal counsel to Lynx.


                              PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    - an exchange distribution in accordance with the rules of the applicable exchange;

    -   privately negotiated transactions;

    -   short sales

    - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

    -   a combination of any such methods of sale; and

    -   any other method permitted pursuant to applicable law.



                                      13.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of Lynx or derivatives of Lynx securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised Lynx that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Lynx is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, including fees and disbursements of up to $7,500 for the counsel to the selling stockholders. Lynx has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California. James C. Kitch, a partner at Cooley Godward LLP, has served as a director of Lynx since 1993.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



                                      14.

        WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.







                                2,164,434 SHARES

                             LYNX THERAPEUTICS, INC.

                                  COMMON STOCK







                                   ----------

                                   PROSPECTUS

                                   ----------







                               ________ ___, 2001

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. The extent of these expenses is set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee                            $  4,595
Legal fees and expenses                           75,000
Accounting fees and expenses                      20,000
Miscellaneous expenses                             5,405
                                                --------
               Total                            $105,000
                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    -   For any breach of duty of loyalty to us or to our stockholders;

    - For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - For unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

    - For any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

         We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Lynx Therapeutics, Inc., arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving a director or officer of Lynx as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16. EXHIBITS.

        3.1     Amended and Restated Certificate of Incorporation (1)

        3.2     Bylaws, as amended (1)

        5.1     Opinion of Cooley Godward LLP

        10.1    Securities Purchase Agreement, dated as of May 24, 2001, by and among Lynx Therapeutics, Inc. and the investors listed therein
                (2)

        10.2    Registration Rights Agreement, dated as of May 24, 2001, by and among Lynx Therapeutics, Inc. and the investors listed therein
                (2)

        10.3 Form of Warrant issued by Lynx Therapeutics, Inc. in favor of each investor (2)

        23.1    Consent of Ernst & Young LLP, Independent Auditors

        23.2    Consent of Cooley Godward LLP (included in Exhibit 5.1)

        24.1    Power of Attorney (see signature page)

----------

(1) Incorporated by reference from Lynx's Quarterly Report on Form 10-Q for the period ended June 30, 2000.

(2) Incorporated by reference from Lynx's Current Report on Form 8-K, filed with the SEC on June 4, 2001.


ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Lynx Therapeutics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hayward, county of Alameda, state of California, on June 13, 2001.

                                       LYNX THERAPEUTICS, INC.

                                       By: /s/ Norman J.W. Russell, Ph.D.
                                           -------------------------------------
                                           Norman J.W. Russell, Ph.D.
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norman J.W. Russell and Edward C. Albini and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                              TITLE                         DATE
           ---------                              -----                         ----
    /s/ Norman J.W. Russell             President, Chief Executive           June 13, 2001
--------------------------------           Officer and Director
      Norman J.W. Russell             (Principal Executive Officer)


      /s/ Edward C. Albini             Chief Financial Officer and           June 13, 2001
--------------------------------      Secretary (Principal Financial
        Edward C. Albini                 and Accounting Officer)


      /s/ Craig C. Taylor                 Chairman of the Board              June 13, 2001
--------------------------------
        Craig C. Taylor


   /s/ William K. Bowes, Jr.                     Director                    June 13, 2001
--------------------------------
     William K. Bowes, Jr.


                                                 Director                    June   , 2001
--------------------------------
 Sydney Brenner, M.B., D.Phil.


  /s/ Leroy Hood, M.D., Ph.D.                    Director                    June 13, 2001
--------------------------------
    Leroy Hood, M.D., Ph.D.


       /s/ James C. Kitch                        Director                    June 13, 2001
--------------------------------
         James C. Kitch


 /s/ David C. U'Prichard, Ph.D.                  Director                    June 13, 2001
--------------------------------
   David C. U'Prichard, Ph.D.

                                INDEX TO EXHIBITS


      EXHIBIT
      NUMBER                       DESCRIPTION
        3.1     Amended and Restated Certificate of Incorporation (1)

        3.2     Bylaws, as amended (1)

        5.1     Opinion of Cooley Godward LLP

        10.1    Securities Purchase Agreement, dated as of May 24, 2001, by and among Lynx Therapeutics, Inc. and the investors listed therein
                (2)

        10.2    Registration Rights Agreement, dated as of May 24, 2001, by and among Lynx Therapeutics, Inc. and the investors listed therein
                (2)

        10.3 Form of Warrant issued by Lynx Therapeutics, Inc. in favor of each investor (2)

        23.1    Consent of Ernst & Young LLP, Independent Auditors

        23.2    Consent of Cooley Godward LLP (included in Exhibit 5.1)

        24.1    Power of Attorney (see signature page)

----------

(1) Incorporated by reference from Lynx's Quarterly Report on Form 10-Q for the period ended June 30, 2000.

(2) Incorporated by reference from Lynx's Current Report on Form 8-K, filed with the SEC on June 4, 2001.